Exhibit 99.1

Kineta Reports Second Quarter 2023 Financial Results and Provides Corporate Update

Initial Clinical Data Readout from Ongoing Phase 1/2 Study of VISTA-Targeting KVA12123 in Advanced Solid Tumors Anticipated by End of 2023

Received $5 Million Research and Development Collaboration Milestone Payment from Merck

Cash Runway into early 2025

SEATTLE — (August 11, 2023) Kineta, Inc. (Nasdaq: KA), a clinical-stage biotechnology company focused on the development of novel immunotherapies in oncology that address cancer immune resistance, today reported financial results for the second quarter ended June 30, 2023 and provided a corporate update.

“Steady progress towards achieving key scientific and business milestones continued during the second quarter, highlighted by our VISTA-targeting KVA12123 clinical program,” said Shawn Iadonato, Ph.D., Chief Executive Officer of Kineta. “We are pleased with recruitment into the monotherapy cohorts of our ongoing KVA12123 Phase 1/2 clinical trial and we expect to share initial clinical data by the end of the year. In the coming months, we anticipate enrolling patients in Part B of the clinical study, where we will evaluate KVA12123 in combination with pembrolizumab, moving one step closer towards our goal of developing a next-generation immunotherapy for cancer patients.”

RECENT CORPORATE HIGHLIGHTS

•
Ongoing phase 1/2 clinical study evaluating KVA12123 alone and in combination with pembrolizumab in patients with advanced solid tumors continues to recruit new patients in monotherapy cohorts
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Seven U.S. clinical trial sites engaged to conduct the KVA12123 Phase 1/2 clinical study
•
Presented VISTA biomarker data and KVA12123 Phase 1/2 clinical trial update at the AACR Annual Meeting 2023
•
Received $5 million development milestone payment from its research and development collaboration with Merck (known as MSD outside the United States and Canada)
•
Expanded the company’s Board of Directors with biotech industry leaders Kim Drapkin and Scott Dylla
•
Analyst coverage initiated by Robert Burns from H.C. Wainwright & Co. and John Vandermosten from Zack's Investment Research

•
Joined the Russell Microcap® Index at the conclusion of the 2023 Russell indexes annual reconstitution

ANTICIPATED FUTURE MILESTONES

•
Dose first patient in the combination arm (Part B) of KVA12123 with pembrolizumab in the ongoing Phase 1/2 clinical study in Q3 2023
•
Report initial clinical data on KVA12123 by end of 2023

SECOND QUARTER AND YEAR-TO-DATE 2023 FINANCIAL HIGHLIGHTS

•
Cash position: As of June 30, 2023, cash was $7.8 million, compared to $13.1 million as of December 31, 2022. The decrease was primarily due to cash used for clinical trial development of KVA12123 as well as general corporate purposes, partially offset by $5.5 million net proceeds received from the registered direct offering in April 2023. We believe our cash position as of June 30, 2023, together with the $5.0 million in cash received from the Merck milestone payment in July 2023 plus the committed proceeds of $22.5 million pursuant to the second closing of the private placement expected in October 2023, will be sufficient to fund operating expenses and capital expenditure requirements into early 2025.
•
Revenues: Total revenues were $5.2 million for the three months ended June 30, 2023 compared to $0.8 million for the three months ended June 30, 2022 and were $5.4 million for the six months ended June 30, 2023 compared to $1.3 million for the six months ended June 30, 2022. Revenues in 2023 were primarily due to our achievement of a development milestone under the Merck Exclusive License and Research Collaboration Agreement in the second quarter, which triggered a $5.0 million milestone payment. Revenues in 2022 were primarily due to research and development services from the Genentech Option and License Agreement, which was terminated in December 2022.
•
Research and development (R&D) expense: R&D expenses were $2.7 million for the three months ended June 30, 2023 compared to $3.9 million for the three months ended June 30, 2022 and were $5.6 million for the six months ended June 30, 2023 compared to $7.9 million for the six months ended June 30, 2022. The decreases in R&D expenses were primarily due to lower activities for KVA12123 manufacturing and clinical study start up as the company began enrolling the first patient in the study, which occurred in April 2023. The company expects R&D expenses to increase over time this year as additional patients are enrolled and dosed.
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General and administrative expense: General and administrative expenses were $3.4 million for the three months ended June 30, 2023 compared to $1.8 million for the three months ended June 30, 2022 and were $7.4 million for the six months ended June 30, 2023 compared to $3.4 million for the six months ended June 30, 2022. The increases were primarily due to higher personnel-related costs from non-cash stock-based compensation for stock options issued during 2023 and increased public company expenses such as professional services fees and insurance.
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Net Income (loss): Net income was $0.4 million, or $0.04 per basic and diluted share, for the three months ended June 30, 2023, compared to a net loss of $5.9 million, or $1.23 per basic and diluted share, for the three months ended June 30, 2022. Net loss was $6.1 million, or $0.65 per basic and diluted share, for the six months ended June 30, 2023, compared to a net loss of $10.9 million, or $2.28 per basic and diluted share, for the six months ended June 30, 2022.

About Kineta

Kineta (Nasdaq: KA) is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the major challenges with current cancer therapy. For more information on Kineta, please visit www.kinetabio.com, and follow Kineta on Twitter, LinkedIn and Facebook.

Cautionary Statements Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” and other similar words or expressions are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Kineta’s current beliefs, expectations and assumptions regarding the future of Kineta’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Such forward-looking statements are subject to a number of material risks and uncertainties including, but not limited to: the adequacy of Kineta’s capital to support its future operations (including its ability to complete the second tranche of the previously disclosed contemplated private placement in the fourth quarter of 2023) and its ability to successfully initiate and complete clinical trials; the difficulty in predicting the time and cost of development of Kineta’s product candidates; Kineta’s plans to research, develop and commercialize its current and future product candidates, including, but not limited to, KVA12123; the timing and anticipated results of Kineta’s planned pre-clinical studies and clinical trials and the risk that the results of Kineta’s pre-clinical studies and clinical trials may not be predictive of future results in connection with future studies or clinical trials; the timing of the availability of data from Kineta’s clinical trials; the timing of any planned investigational new drug application or new drug application; the risk of cessation or delay of any ongoing or planned clinical trials of Kineta or its collaborators; the clinical utility, potential benefits and market acceptance of Kineta’s product candidates; Kineta’s commercialization, marketing and manufacturing capabilities and strategy; developments and projections relating to Kineta’s competitors and its industry; the impact of government laws and regulations; the timing and outcome of Kineta’s planned interactions with regulatory authorities; Kineta’s ability to protect its intellectual property position; Kineta’s estimates regarding future revenue, expenses, capital requirements and need for additional financing; the intended use of proceeds from the registered direct offering completed in April 2023; and those risks set forth under the caption “Risk Factors” in the company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2023, and Quarterly Report on Form 10-Q filed with the SEC on May 11, 2023, as well as discussions of potential risks, uncertainties and other important factors in Kineta’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Except as required by law, Kineta undertakes no obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise.

KINETA, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Collaboration revenues	$161	$—	$442	$—
Licensing revenues	5,000	609	5,000	967
Grant revenues	—	224	—	299
Total revenues	5,161	833	5,442	1,266
Operating expenses:
Research and development	2,710	3,879	5,553	7,902
General and administrative	3,431	1,825	7,355	3,434
Total operating expenses	6,141	5,704	12,908	11,336
Loss from operations	(980)	(4,871)	(7,466)	(10,070)
Other (expense) income:
Interest expense (with related parties $0 for the three and six months ended June 30, 2023 and $438 and $926 for the three and six months ended June 30, 2022, respectively)	(21)	(556)	(44)	(1,140)
Change in fair value of rights from Private Placement	1,221	—	1,221	—
Change in fair value measurement of notes payable	(7)	(266)	(13)	(124)
(Loss) gain on extinguishments of debt, net	—	(174)	—	495
Other (expense) income, net	162	(11)	197	(14)
Total other (expense) income, net	1,355	(1,007)	1,361	(783)
Net income (loss)	$375	$(5,878)	$(6,105)	$(10,853)
Net (loss) income attributable to noncontrolling interest	(11)	—	(40)	1
Net income (loss) attributable to Kineta, Inc.	$386	$(5,878)	$(6,065)	$(10,854)
Net income (loss) per share, basic and diluted	$0.04	$(1.23)	$(0.65)	$(2.28)
Weighted-average shares outstanding, basic and diluted	9,939	4,795	9,339	4,766

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2023	December 31, 2022
	(in thousands)
Cash	$7,770	$13,143
Total current assets	13,021	13,600
Working capital	3,652	2,113
Total assets	17,503	17,435
Total debt	761	748
Total stockholders' equity	7,609	4,570

FOR FURTHER INFORMATION, PLEASE CONTACT:

Kineta, Inc. :

Jacques Bouchy

EVP Investor Relations & Business Development

+1 206-378-0400

jbouchy@kineta.us

Investor Relations:

John Mullaly

LifeSci Advisors, LLC

jmullaly@lifesciadvisors.com

Source: Kineta, Inc.